Exhibit 10.1

Form of Award Notice

under National Fuel Gas

Company 1997 Award and

Option Plan

______________________, 200__

«Name"

«Address"

«City", «State" «Zip"

Dear «Salutation":

I am pleased to inform you that on _______________, 200__ (the “Option Grant Date”) the Compensation Committee (“the Committee”) of the Board of Directors of National Fuel Gas Company (“NFG”) granted to you (the “Grantee”) Non-Qualified Stock Options (“Options”), under the National Fuel Gas Company 1997 Award and Option Plan (the “Plan”), to purchase «TotalSharesNSO" shares of Common Stock of NFG, One Dollar ($1.00) par value (“Common Stock”) at a purchase price of $_____ per share.

Your new Options are described in the balance of this letter agreement (“Award Notice”). The Plan text and the Committee’s Administrative Rules (“Rules”) govern the operation of the Plan, as well as the terms and conditions of your Options granted under the Plan, and are incorporated herein by reference.

«NSO200__" of your Options may be exercised in whole or in part on or after __________, 200__, the anniversary of the option grant date. «NSO200__" of your options may be exercised in whole or in part on or after __________, 200__, the anniversary of the option grant date, etc. However, all of your Options expire at the end of the day on _______________ and may not be exercised thereafter. These Options may become exercisable, or may expire, sooner if your employment with NFG and/or its subsidiaries (the “Company”) terminates before then, under certain circumstances as set forth in the Plan and Rules.

Exercise of Options

To exercise your Options to purchase shares of Common Stock, you must deliver to the Secretary or Assistant Secretary of NFG written notice of exercise specifying the number of shares to be purchased. Your delivery of the written notice of exercise creates your binding

«Name"

_________________, 200___

commitment to pay the full purchase price for the shares. You may pay the purchase price with cash, with already-owned shares of Common Stock, with a combination of cash and shares, or pursuant to “cashless exercise” procedures established by the Committee. Checks should be payable to NFG. Already-owned shares of Common Stock must be delivered in transferable form and will be valued at their Fair Market Value (as defined in the Plan) on the date of exercise. You may be required to represent to NFG in writing, at the time of each exercise of these Options, that the shares of Common Stock being purchased upon exercise of your Options are being acquired for investment and not with a view to distribution. Also, the Company may impose restrictions on your purchase of shares of Common Stock pursuant to exercise of such Options if the Committee should determine that the shares must first be listed, registered or qualified, or a governmental consent obtained. Certificates for shares purchased will be delivered to you as soon as practicable after you exercise your Options.

Authority of Committee

The Plan gives the Committee the authority set out in the Plan, including the authority to interpret the Plan and all Options granted thereunder, to establish rules and regulations relating to the Plan and to make other determinations it believes necessary or advisable for the administration of the Plan. All determinations and actions of the Committee are final, conclusive and binding on you.

Miscellaneous

Any capitalized term used but not defined in this Award Notice shall have the same meaning as it is defined in the Plan or in the Committee’s rules and regulations as in effect as of the date hereof.

You have no right to assign or transfer your Options, except by will, by the laws of descent and distribution, or as otherwise permitted in the Plan.

Nothing in this Award Notice or in the Plan gives you any right to continue in the employment of the Company.

This Award Notice shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate). This Award Notice shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

This Award Notice together with the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. With respect to unexercised Options, this Award Notice may be unilaterally amended or modified by the Committee, as permitted by the Plan or the Rules, to the extent it deems appropriate, but may not be amended or modified without your consent if such amendment or modification would be adverse to you. Except as

«Name"

_________________, 200___

otherwise provided in the preceding sentence, this Award Notice may not be modified, amended, renewed or terminated, nor may any term or condition, or breach of any term or condition, be waived, except in writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term or condition or breach thereof shall not be a waiver of any other term or condition, or of the same term or condition for the future, or of any subsequent breach.

At the time of the exercise of your Options, the Company is entitled to deduct from the shares of Common Stock being acquired upon the exercise of your Options, or require you to pay to it prior to and as a condition of issuing shares of Common Stock, the amount of all applicable income and employment taxes required by law to be withheld with respect to such exercise. Alternatively, you may pay such taxes respecting Option exercises by delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes.

Please be aware that you may not be permitted to exercise your Options at certain times, as a result of the federal securities laws.

In the event of the invalidity of any part or provision of this agreement, such invalidity shall not affect the enforceability of any other part or provision hereof.

Acceptance

If the foregoing is acceptable to you, kindly acknowledge your acceptance by signing both copies of this letter and returning one to Anna Marie Cellino.

Very truly yours,

NATIONAL FUEL GAS COMPANY

By: _________________________________

P. C. Ackerman

Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED

this _____ day of, 200__.

___________________________

Grantee